Exhibit 99.1

News Release

Axcelis Announces Financial Results for Third Quarter 2023

Financial Results Continue to be Driven by Strong Purion Demand in the Global Silicon Carbide Power Device Market

BEVERLY, Mass. — Nov. 1, 2023 — Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the third quarter of 2023.

Highlights include:

•	The Company reported third quarter revenue of $292.3 million, compared to $274.0 million for the second quarter of 2023.

•	Operating profit for the quarter was $71.7 million, compared to $63.7 million for the second quarter.

•	Net income for the quarter was $65.9 million, or $1.99 per diluted share, compared to $61.6 million, or $1.86 per diluted share in the second quarter.

•	Gross margin for the quarter was 44.4%, compared to 43.7% in the second quarter.

•	Third quarter ended with systems backlog of $1.2 billion on quarterly bookings of $198 million.

President and CEO Russell Low commented, “Axcelis delivered strong third quarter financial performance due to robust demand for the Purion product family, especially in the silicon carbide power market. Axcelis is the only company with a product line that can deliver complete recipe coverage for all power device applications. We are the technology leader and the supplier of choice providing the best device manufacturing capabilities. This uniquely positions Axcelis to benefit from high growth in this market. Axcelis expects to achieve revenue of greater than $1.1 billion in 2023.”

Executive Vice President and Chief Financial Officer James Coogan said, “We are very pleased with our third quarter 2023 financial results. Revenue, EPS and gross margins all finished well above guidance. Axcelis has had the rare opportunity to grow revenue 20% year over year as well as improve profitability during a significant industry downturn. This is a result of strong product positioning and continued strong execution in a challenging environment.”

Business Outlook

For the fourth quarter ending December 31, 2023, Axcelis expects revenues of approximately $295 million. Gross margin in the fourth quarter is expected to be approximately 45%. Fourth quarter operating profit is forecast to be approximately $73 million with earnings per diluted share of approximately $2.00. For the full year, the Company expects to achieve revenue of greater than $1.1 billion and to achieve full year gross margins of approximately 43.6% as shown in the $1.1 billion model.

News Release

Third Quarter 2023 Conference Call

The Company will host a call to discuss the results for the third quarter on Thursday, November 2, 2023, at 8:30 a.m. ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by registering as a Participant here: https://register.vevent.com/register/BI1a199f2035664eafaa3226da79b560e5. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for revenues, gross margin, operating profit and other guidance for our future financial performance and spending in our industry, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 45 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

News Release

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue:
Product	$283,367	$221,540	$795,047	$631,998
Services	8,959	7,635	25,269	21,949
Total revenue	292,326	229,175	820,316	653,947
Cost of revenue:
Product	154,798	118,992	444,311	342,387
Services	7,844	6,862	22,600	19,291
Total cost of revenue	162,642	125,854	466,911	361,678
Gross profit	129,684	103,321	353,405	292,269
Operating expenses:
Research and development	24,093	20,563	71,996	56,267
Sales and marketing	16,465	14,573	46,146	38,567
General and administrative	17,446	14,983	48,519	41,163
Total operating expenses	58,004	50,119	166,661	135,997
Income from operations	71,680	53,202	186,744	156,272
Other income (expense):
Interest income	4,580	1,111	12,824	1,558
Interest expense	(1,325)	(1,333)	(4,027)	(4,101)
Other, net	(1,260)	(7,971)	(4,348)	(14,640)
Total other income (expense)	1,995	(8,193)	4,449	(17,183)
Income before income taxes	73,675	45,009	191,193	139,089
Income tax provision	7,744	4,726	15,986	13,002
Net income	$65,931	$40,283	$175,207	$126,087
Net income per share:
Basic	$2.01	$1.22	$5.35	$3.81
Diluted	$1.99	$1.21	$5.28	$3.75
Shares used in computing net income per share:
Basic weighted average shares of common stock	32,807	33,011	32,775	33,116
Diluted weighted average shares of common stock	33,159	33,389	33,208	33,638

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$142,300	$185,595
Short-term investments	318,710	246,571
Accounts receivable, net	192,327	169,773
Inventories, net	312,223	242,406
Prepaid expenses and other current assets	49,481	33,300
Total current assets	1,015,041	877,645
Property, plant and equipment, net	47,169	39,664
Operating lease assets	31,082	12,146
Finance lease assets, net	16,981	17,942
Long-term restricted cash	6,650	752
Deferred income taxes	44,323	31,701
Other assets	40,448	33,791
Total assets	$1,201,694	$1,013,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,061	$62,346
Accrued compensation	26,535	35,540
Warranty	11,464	8,299
Income taxes	582	4,304
Deferred revenue	148,299	123,471
Current portion of finance lease obligation	1,438	1,229
Other current liabilities	12,799	12,943
Total current liabilities	261,178	248,132
Long-term finance lease obligation	44,070	45,185
Long-term deferred revenue	53,730	31,306
Other long-term liabilities	41,745	21,762
Total liabilities	400,723	346,385

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,772 shares issued and outstanding at September 30, 2023; 32,775 shares issued and outstanding at December 31, 2022	33	33
Additional paid-in capital	543,577	550,299
Retained earnings	261,521	118,892
Accumulated other comprehensive loss	(4,160)	(1,968)
Total stockholders’ equity	800,971	667,256
Total liabilities and stockholders’ equity	$1,201,694	$1,013,641